Exhibit 5.1

April 11, 2025
Renasant Corporation
209 Troy Street
Tupelo, MS 38804

Re:     Securities Being Registered Pursuant to Post-Effective Amendment No. 1 on Form S-8 to Form S-4

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation, a Mississippi corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 11, 2025, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers 590,905 shares of common stock, par value $5.00 per share, of the Company (the “Shares”), issuable upon settlement of certain equity awards previously granted under The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended (“The First’s Stock Incentive Plan”), which was assumed by the Company in connection with the merger of The First Bancshares, Inc., a Mississippi corporation (“The First”), with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of July 29, 2024 (as amended or supplemented, the “Merger Agreement”), by and between the Company and The First, which Merger was consummated on April 1, 2025.
We have reviewed the Registration Statement, the Merger Agreement, the Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the resolutions of the Board of Directors of the Company relating to the Registration Statement and the offering and sale of the Shares, each as amended as of the date hereof, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary for the purposes of this opinion.
Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification (i) the truth and accuracy of all facts set forth in all certificates provided to or examined by us, (ii) the obligations of each party to the Merger Agreement are its valid and binding obligations, enforceable against such party in accordance with its terms, (iii) each natural person executing a document has sufficient legal capacity to do so, (iv) all documents submitted to us as originals are authentic, the signatures on all documents we

Renasant Corporation
April 11, 2025

reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document, and (v) all corporate records made available to us by the Company are accurate and complete. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be appropriate for purposes of this opinion.
Subject to the limitations, qualifications, exceptions and assumptions set forth herein, based upon the foregoing and in reliance thereon, we are of the opinion that the Shares to be issued under The First’s Stock Incentive Plan by the Company have been duly authorized by all necessary corporate action and, when and to the extent issued and delivered in the manner contemplated by The First’s Stock Incentive Plan and the respective equity awards thereunder and the Registration Statement, will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the Mississippi Business Corporation Act (the “MBCA”) as currently in effect, and we do not express any opinion herein concerning any other federal or state laws, statues, ordinances, rules or regulations. Furthermore, no opinion is expressed herein as to the effect of any future acts of the Company or changes in existing law, and we undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. We note specifically that the Shares may be issued from time to time hereafter, and our opinion is limited to the applicable laws, including the related rules and regulations, as in effect on the date hereof.
This letter expresses our legal opinion as to the foregoing matters based on our professional judgment as of the date hereof; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PHELPS DUNBAR LLP

PHELPS DUNBAR LLP